Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Doane Pet Care Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-130739 and 333-104767) on Form S-4 of Doane Pet Care Company of our report dated March 23, 2006, with respect to the consolidated balance sheets of Doane Pet Care Company and subsidiaries as of December 31, 2005 (successor) and January 1, 2005 (predecessor) and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the periods from October 24, 2005 to December 31, 2005 (successor period), and from January 2, 2005 to October 23, 2005 and for each of the fiscal years in the two-year period ended January 1, 2005 (predecessor periods), which report is included in the Annual Report of Doane Pet Care Company on Form 10-K for the year ended December 31, 2005.
Our report dated March 23, 2006 contains explanatory paragraphs that refer to the October 24, 2005 acquisition of substantially all of the outstanding stock of the Company’s Parent, Doane Pet Care Enterprises, Inc., by Ontario Teachers’ Pension Plan Board in a business combination accounted for as a purchase, and state that the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 4, 2004.

/s/ KPMG LLP
Nashville, Tennesse
March 23, 2006